Exhibit 10.1

Methode Electronics, Inc.

8750 West Bryn Mawr Avenue, Suite 1000

Chicago, Illinois 60131

December 18, 2023

Dear Mr. Avinash Avula:

By this letter (this “Offer Letter”), we are pleased to offer you the position of President and Chief Executive Officer (collectively, “CEO”) of Methode Electronics, Inc. (the “Company”). In the position of CEO, you will report directly to the Company’s Board of Directors (the “Board”).

In such position, you will perform senior executive duties and responsibilities on behalf of the Company consistent with such position and as set forth in the Company’s bylaws, and such other duties and responsibilities as the Board may prescribe from time to time. You will use your best efforts to promote the business of the Company and devote your full business attention, skill, and working time to performance of such duties and responsibilities, and shall not engage in any other business activities or employment while employed by the Company without the written consent of the Board. You shall not serve on any other public or private boards (other than charitable boards) during your employment, except that after two (2) years of service you may request, and the Board at its discretion may approve, your service on no more than one (1) additional board. You acknowledge that you will be legally obligated to observe, and will discharge, a duty of loyalty to act in the Company’s best interests during your employment by the Company.

You will be headquartered at the Company’s principal office in Chicago, Illinois, unless otherwise determined by the Board. You agree to relocate to the Chicago area by no later than nine (9) months after your start date.

The start date of your employment will be January 29, 2024.

Your compensation, which is subject to applicable withholding taxes and other lawful deductions, and which may be adjusted by the Compensation Committee of the Board from time to time in its discretion, will be as follows:

Salary: $800,000 annually, payable in accordance with the Company’s standard payroll practices.

Bonus: You will be eligible for an annual bonus with a target amount equal to 100% of your base salary. Your annual bonus will be paid at the target level, on a prorated basis, for FY2024. Bonuses and target amounts for future fiscal years (after FY2024) will be determined in the Compensation Committee’s sole discretion.

Your eligibility for a bonus is conditioned on your remaining employed by the Company through the date that such bonus is scheduled to be paid.

Long Term Incentive Plan: You will be eligible to participate in the Company’s LTI program. The initial grant will be a one-time grant of RSUs covering the approximately 15-month period ending April of 2025 (end of FY2025), such grant to be in the amount of $3,125,000 (based upon the Company’s closing stock price on the first day of your employment), vesting 20% as of each of the first five anniversary dates of the grant date, subject to your continued employment as of each such anniversary date, except in the case of total and permanent disability or death, or in the case of a change of control in which the surviving or successor entity does not assume or replace the award. Commencing with FY2026, you will be eligible to participate in the Company’s new LTI plan, all subject to approval by the Compensation Committee in its sole discretion. All equity grants under this section or others will require your execution of separate award agreements to be provided by the Compensation Committee that will contain other terms applicable to the award.

Expenses: The Company will, in accordance with Company policies as they may exist and be amended from time to time, reimburse reasonable business expenses incurred by you in the performance of your duties, and for your convenience for charging appropriate expenses, will issue you a Company corporate credit card.

Benefits: You will be eligible to participate in the Company’s benefit plans as they are made available to similarly-situated employees, subject to the terms and conditions of the applicable plan documents and subject to the Company’s right to change its benefit plans at any time.

Vacation: Under the Company’s vacation policy, employees accrue vacation over time (i.e., on an earn-as-you-go basis). From the start of your employment, you will accrue vacation at a rate of 20 days per year, subject to all of the terms of the Company’s vacation policy. Note that accrued vacation may not be used within the first 90 days of employment.

Sign On Bonus (Compensation for Certain Forfeited Incentives from Prior Employer): You will receive a cash sign-on bonus, subject to applicable withholding taxes and other lawful deductions, as follows: (i) $263,000 within sixty (60) days of your start of employment, (ii) $385,000 on the next regularly scheduled payroll date after December 31, 2024, (iii) $285,000 on the next regularly scheduled payroll date after December 31, 2025, and (iv) $50,000 on the next regularly scheduled payroll date after June 1, 2026, so long as you are employed by the Company as of such respective dates. In addition, if your current employer fails to pay your performance-based stock award vesting as of December 31, 2023 in the amount of approximately 3,289 shares of such employer’s stock, you will receive an additional cash sign-on bonus, subject to applicable withholding taxes and other lawful deductions, of up to $233,000 as of the next regularly scheduled payroll date following such employer’s determination to not pay such award. If you terminate your employment or are terminated for Cause prior to the two-year anniversary of your start date, you will be required to repay all portions of the sign-on bonuses set forth in the preceding two sentences within 30 days of the date your employment terminates and agree to do so by your signature on this letter.

Relocation: You will be eligible for assistance with reasonable relocation expenses including moving of household goods/personal effects, fees associated with the acquisition of your primary residence and a $10,000 allowance to cover miscellaneous expenses. Temporary housing will be covered for a period of up to nine (9) months. In the event that you are required to re-pay your relocation allowance from your current employer, the Company will reimburse you up to a gross amount of $200,000. If you terminate your employment or are terminated for Cause prior to the two-year anniversary of your start date, you will be required to repay all relocation-related benefits set forth in the preceding two sentences within 30 days of the date your employment terminates and agree to do so by your signature on this letter.

Coaching: You will be offered coaching through the Spencer Stuart onboarding program.

All compensation is subject to the Company’s Incentive Compensation Recovery Policy (as posted on the Company’s website) and any amendment thereof, and any other recoupment, clawback, or similar policy in effect from time to time, as well as any similar provisions of applicable law.

“Cause” as used in this letter means: (i) your conviction of a felony other than a traffic violation; (ii) your commission of any act or acts of personal dishonesty intended to result in personal enrichment to you to the material detriment of the Company; (iii) a failure to perform assigned duties, provided that such failure has continued for more than ten (10) days after the Board has given written notice of such failure and of its intention to terminate your employment because of such failure; (iv) any willful misconduct by you which materially affects the business reputation of the Company; (v) breach in any material respect by you of any provision of any employment, consulting, advisory, nondisclosure, non-competition, proprietary information, or other similar agreement between you and the Company; or (vi) your material violation of the Company’s code of conduct.

As of the start of your employment, you will be afforded a change-in-control agreement in the form attached to this letter as Exhibit A, at a three-times (3x) level.

Subject to the start of your employment in accordance with this Offer Letter, you will be appointed to the Board as an employee director, without additional compensation, to fill a remaining term through the date of the Company’s next Annual Meeting of Stockholders scheduled for September 12, 2024, or such earlier date upon which such term may expire. Any subsequent nominations to the Board will be at the sole discretion of the Board. If so requested, you also agree to serve, again without additional compensation, as an officer and/or director (or similar positions) of any of the affiliates or subsidiaries of the Company.

Your employment with the Company will be on an “at-will” basis, meaning that either you or the Company will be entitled to terminate your employment at any time, with or without prior notice and with or without cause. The “at-will” nature of your employment may only be changed with the express approval of the Board and an express written agreement signed by the Chair of the Board. This letter should not be construed as offering you employment for any definite period. Upon the termination of your employment for any reason, you agree to immediately resign, and shall be deemed to have resigned, as a director, officer, manager, trustee, and agent of, and any other position that you hold with, the Company or any of its subsidiaries or affiliates.

At all times, you will be subject to and agree to comply with all applicable Company policies and requirements in effect from time to time, including but not limited to those relating to insider trading, corrupt practices, health and safety, harassment, discrimination, political contributions, conflicts of interest, gifts and entertainment, technology, confidentiality, and travel and expense reimbursements. Without limiting the foregoing, you acknowledge that you have reviewed, and agree to abide by, the Company’s Code of Business Conduct and the associated Anti-Corruption Policy.

As a condition of your employment, you must comply with the terms of any agreements that you may have with your prior employers, including without limitation all such agreements affecting the protection of confidential or proprietary information and/or trade secrets, the solicitation of employees, and/or the solicitation of those entities’ customers. You represent and warrant to the Company that you have fully disclosed in writing to the Company all such agreements. The Company does not wish to receive from you any confidential or proprietary information of any third party to which you owe an obligation of confidence, and the Company strictly prohibits the use of any such information in your work for the Company.

By signing and accepting this offer, you represent, warrant and covenant that: (a) your employment with the Company will not violate or be restricted or limited in any way by any of your agreements with or obligations to any of your prior employers or any other third parties, including without limitation, any non-competition obligations; (b) you will not possess any document of a secret, confidential, or proprietary nature regarding the business of any of your prior employers (whether in hard copy or electronic form), and you will not breach any agreement or duty to keep in confidence or return any such information, knowledge, or data; (c) you will not disclose to anyone at the Company or any of its subsidiaries, affiliates, customers or suppliers, or use in any way to perform your job duties with the Company, any confidential or proprietary information and/or trade secrets of another person or entity; and (d) you have not solicited and will not solicit in the future, any employees, consultants, contractors, customers or suppliers of any prior employers in violation of any your contractual obligations owed to such prior employers.

The Company and its affiliates and subsidiaries may take such actions as they deem appropriate to ensure that all applicable federal, state, city, foreign and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made in connection with your employment are withheld or collected from you.

No provision of this Offer Letter may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by you and a duly authorized signatory of the Board. This Offer Letter is not assignable by you, and it will governed by, and construed in accordance with, the laws of the State of Illinois, without reference to principles of conflict of laws. The Company’s obligation to pay or provide any amounts or benefits to you is subject to set-off, counterclaim, or recoupment of any other amounts you owe to the Company or any of its affiliates or subsidiaries (except to the extent any such action would violate, or result in the imposition of tax under, Section 409A of the Internal Revenue Code of 1986, as amended). This Offer Letter (together with such documents and agreements to the extent referenced herein) constitutes the entire agreement between the parties as of the date hereof and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof.

Any dispute or claim relating to your employment with the Company shall, except as otherwise prohibited by applicable law, be adjudicated by arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the preceding sentence, the Company may, at its option, file a lawsuit in court to seek temporary, preliminary, or permanent injunctive relief against you for any claimed breach of the provisions of the Proprietary Interests Protection Agreement or any duty under statute or common law to preserve the confidentiality of the trade secrets of the Company or its subsidiaries or affiliates. Arbitration shall be by a single arbitrator. Unless otherwise required by law, each party shall bear its own attorneys’ fees associated with the arbitration, and the parties will share equally in the costs of the arbitration (e.g., the arbitrator’s fee). The arbitration will take place in Chicago, Illinois.

You acknowledge and agree that you have had an opportunity to seek such legal, financial, and other advice as you have deemed necessary or desirable in connection with this Offer Letter, and that you have not relied on any representations, warranties, documents or statements not contained in this Offer Letter.

If an arbitrator or court of competent jurisdiction determines that certain provisions of this Offer Letter are illegal, excessively broad, or otherwise unenforceable, then this Offer Letter will be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such illegal, overbroad or otherwise unenforceable provisions will be deemed, without further action on the part of any person, to be modified, amended, and/or limited to the limited extent necessary to render the same valid and enforceable in such jurisdiction.

Attached to this letter as Exhibit B is a Proprietary Interests Protection Agreement (the “PIPA”), and this offer is conditioned on your execution of the PIPA. Consistent with the PIPA, you will have no less than 14 days to consider this letter and the PIPA before signing, and you are advised to consult with an attorney before signing this letter and the PIPA. This offer is also conditioned on a reference and background check and drug screening that is satisfactory to the Company as well as satisfactory documentation establishing your eligibility to work in the United States (as required by federal law). This offer is open for acceptance until the date which is 14 days after the date of this letter.

We very much look forward to you joining us as the new President and Chief Executive Officer of Methode Electronics, Inc.

Please sign, date and return a copy of this letter and the enclosed Proprietary Interests Protection Agreement to Ms. Andrea Barry at the Company, and retain a copy of each for your records.

Sincerely,

METHODE ELECTRONICS, INC.

By: /s/ Walter J. Aspatore

Walter J. Aspatore
Chairman of The Board

ACKNOWLEDGMENT AND AGREEMENT

I have read and agree to the above terms and conditions of my at-will employment with Methode Electronics, Inc.

/s/ Avinash Avula December 18, 2023

Avinash Avula Date